                                                                    EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY REPORTS FOURTH QUARTER 2003 NET LOSS OF
$0.80 PER SHARE

Tecumseh, Michigan, January 29, 2004 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2003 fourth quarter and full year consolidated results as summarized in the following Consolidated Condensed Statements of Operations.



CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                            Three Months Ended         Twelve Months Ended
   (Dollars in millions except per share amounts)                              December 31,                December 31,
                                                                         -------------------------- ---------------------------
                                                                             2003        2002           2003         2002
===============================================================================================================================
NET SALES                                                                    $424.3      $304.2       $1,819.0     $1,343.8
   Cost of sales and operating expenses                                       374.8       259.5        1,587.5      1,141.6
   Selling and administrative expenses                                         37.8        28.5          161.1        117.4
   Restructuring charges, impairments and other items                          30.5         5.8           69.3         10.3
-------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                       (18.8)       10.4            1.1         74.5
   Interest expense                                                            (4.5)       (2.3)         (22.8)        (5.8)
   Interest income and other, net                                               4.4         6.3           21.1         15.1
-------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE         (18.9)       14.4           (0.6)        83.8
   Tax provision (benefit)                                                     (4.1)        5.1           (0.7)        29.7
-------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   (14.8)        9.3            0.1         54.1
   Cumulative effect of accounting change for goodwill, net of tax              ---         ---            ---         (3.1)
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                            ($14.8)       $9.3           $0.1        $51.0
-------------------------------------------------------------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS PER SHARE
   Income before cumulative effect of accounting change                      ($0.80)      $0.50          $0.01        $2.93
   Accounting change for goodwill                                               ---         ---            ---        (0.17)
-------------------------------------------------------------------------------------------------------------------------------
   NET INCOME (LOSS)                                                         ($0.80)      $0.50          $0.01        $2.76
===============================================================================================================================
WEIGHTED AVERAGE SHARES (in thousands of shares)                             18,480      18,480         18,480       18,480
===============================================================================================================================



      Consolidated results for the fourth quarter of 2003 amounted to a net loss of $14.8 million or $0.80 per share compared to net income of $9.3 million or $0.50 per share in the fourth quarter of 2002. Reported fourth quarter 2003 results include a $29.5 million charge (before and after tax or $1.60 per share) for the impairment of goodwill associated with the Company's European compressor operations and an additional charge of $1.0 million from the restructuring actions in the Engine & Power Train business announced in the second quarter of 2003. Taxes were favorably impacted by adjustments to deferred taxes pertaining to unremitted earnings of foreign subsidiaries, utilization of foreign tax credits, and the resolution of prior year tax audits. Fourth quarter 2003 results include the income of the FASCO Motors Group ("FASCO"), which was acquired on December 30, 2002. FASCO's operating income for the quarter was $6.9 million. Exclusive of the goodwill, restructuring and other charges, after tax results, amounted to $15.3 million or $0.83 per share for the quarter.

     Consolidated results for the full year 2003 amounted to net income of $0.1 million or $0.01 per share compared to net income of $51.0 million or $2.76 per share in the same period of 2002. In addition to the fourth quarter goodwill impairment, the restructuring charge, and the federal tax-related items mentioned above, results for the full year 2003 included a charge of $13.6 million ($8.7 million net of tax or $0.47 per share) recorded in the first quarter related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility and total net restructuring charges of $25.2 million

($16.1 million net of tax or $0.87 per share) recorded in the second and third quarters related to the consolidation of operations in the Engine & Power Train business and related plant closings. Full year 2003 operating results were also negatively impacted by $4.2 million ($2.7 million net of tax or $0.15 per share) due to the expensing of inventory write-ups recorded as part of purchase accounting for the FASCO acquisition as required by U.S. Generally Accepted Accounting Principles and by $7.5 million for amortization of a non-compete agreement arising from the FASCO acquisition.

      Included in the full year 2002 reported results are several one-time items such as nonrecurring charges of $10.3 million ($6.6 million net of tax or $0.36 per share) related to the relocation of component manufacturing in the Compressor and Engine & Power Train businesses and the cumulative effect of an accounting change for goodwill ($3.1 million net of tax or $0.17 per share) related to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets."

      Consolidated sales for the fourth quarter of 2003 amounted to $424.3 million compared to sales of $304.2 million in the fourth quarter of 2002. Sales for the full year 2003 were $1,819.0 million compared to sales of $1,343.8 million in the full year 2002. The net increase in sales of $120.1 million for the fourth quarter includes FASCO sales of $102.9 million. The net increase of $475.2 million for the full year 2003 also includes FASCO sales of $411.3 million, as well as moderate increases in all other business segments. The effect of currency translation on sales was responsible for $18.0 million and $60.5 million of the increases in the fourth quarter and full year, respectively.

      Exclusive of restructuring charges and other items, fourth quarter and full year operating income was lower than the prior year due to weaker results, primarily in the Company's Compressor and Engine & Power Train segments and higher corporate expenses, partially offset by the addition of FASCO.

COMPRESSOR BUSINESS

      Fourth quarter 2003 sales in the Company's Compressor business increased to $177.3 million from $166.6 million in the fourth quarter of 2002. This increase was primarily attributable to the effects of foreign currency translation which increased sales by approximately $16.3 million. Otherwise, gains in sales of compressors used in refrigeration applications and, to a lesser extent, gains in U.S. export sales of compressors used in air conditioning that rebounded after the second quarter slowdown caused by the war in Iraq, were offset by declines in sales of compressors used in unitary air conditioning and commercial applications. Compressor business sales in the full year 2003 increased $16.3 million, or approximately 2.1%, from the full year 2002. The slight increase resulted from the effects of currency translation and a 34% increase in sales of compressors utilized in refrigeration applications offset by declines in sales of compressors used in air conditioning applications.

     Compressor business operating income for the fourth quarter of 2003 amounted to $5.6 million compared to $18.2 million in the fourth quarter of 2002. Operating income for the full year 2003 amounted to $61.5 million compared to $83.8 million for the full year 2002. The decrease in operating income for the fourth quarter of 2003 versus the comparable 2002 quarter reflects several factors, including unfavorable foreign exchange rates, unfavorable sales mix, and lower product margins. Weaker results were experienced in each of the Company's Compressor business locations. The continued decline in overall U.S. manufactured volumes reduced profitability of the segment's U.S. operations. Lower results in Brazil were due to the weak U.S. dollar that narrowed margins on U.S. dollar-denominated sales, unfavorable product sales mix, material and labor cost increases, and lower average sales prices in certain product categories. Tecumseh India's results were affected by lower average selling prices in the Indian market, lower volumes, and higher material costs. The reasons for the 27% decline in the Compressor business' profitability for the full year are consistent with those for the fourth quarter. In addition, full year 2003 currency remeasurement losses in Brazil were $5.5 million in contrast to gains of $5.3 million in 2002. Despite the lower profitability levels in 2003, Brazilian operations remain a key to the overall competitiveness of the Compressor business. The Brazilian operations contributed 75% of the Compressor business' operating profit for the year compared to 61% in 2002.

ELECTRICAL COMPONENTS BUSINESS

      With the acquisition of FASCO, the Company has created a new operating segment. In addition to FASCO, the segment includes certain North American electrical component manufacturing that was previously reported in the Compressor business. Prior year business segment data, as presented in the table titled "Results by Business Segments (Unaudited)," has been reclassified to conform to the Company's current presentations.

      Electrical Components sales were $105.1 million in the fourth quarter of 2003, including $102.9 million of sales from FASCO, compared to $2.2 million in the fourth quarter of 2002. Full year 2003 sales amounted to $420.9 million, including $411.3 million of sales from FASCO, compared to $8.0 million in full year 2002.

      Segment operating profit for the quarter was $5.4 million compared to a loss of $3.4 million in 2002. FASCO contributed $6.9 million in operating profit to the fourth quarter of 2003. Segment operating profit for the full year was $16.9 million compared to a loss of $4.9 million for the same period in 2002. FASCO contributed $21.5 million in operating profit to the full year 2003. FASCO's results for the fourth quarter and full year were reduced by $1.9 million ($1.2 million net of tax or $0.07 per share) and $7.5 million ($4.8 million net of tax or $0.26 per share), respectively, for amortization of a non-compete agreement arising from the acquisition. The non-compete agreement is being amortized over a two year period. In addition, during the first quarter of 2003, FASCO's results were reduced by $4.2 million ($2.7 million net of tax or $0.15 per share) for inventory adjustments required by purchase accounting rules.

ENGINE & POWER TRAIN BUSINESS

      Engine & Power Train business sales amounted to $118.0 million in the fourth quarter of 2003 compared to $111.6 million in the fourth quarter of 2002. Sales in the full year 2003 were $475.1 million compared to $432.3 million in the full year 2002. The improvement in sales for the fourth quarter reflects favorable mix from higher volumes of engines used for snow throwers and generators, despite a decrease in overall unit volumes from the prior year fourth quarter due to declines in other engine categories in both the U.S. and Europe. Unit volumes in Europe were down 44% in comparison to the prior year's fourth quarter. Sales for the full year reflect overall higher U.S. shipment volumes and the effects of translation from a weaker U.S. dollar, partially offset by 18% lower volumes in Europe where the dry, hot summer reduced overall sales. Full year 2003 volumes of engines used for snow throwers were up 38% over 2002. The snow season was helped by early and heavy snow falls on the East Coast.

     Engine & Power Train business operating income in the fourth quarter of 2003 amounted to $1.8 million compared to $1.4 million in the fourth quarter of 2002. For the full year 2003, the business incurred an operating loss of $5.3 million compared to income of $1.4 million in 2002. The improvement in fourth quarter results is attributable to the increased volume of engines for snow throwers and lower fixed costs resulting from the closure of the Douglas, Georgia and Sheboygan Falls,

Wisconsin facilities. Offsets include higher engineering costs associated with new product development, startup costs associated with the new facility in Curitiba, Brazil, and lower sales volumes in other product categories. The substantial decline in profitability of the segment for the full year is attributable to numerous factors, including lower average selling prices, higher costs of purchased parts, excess capacity and production inefficiency costs, rising health care expenses and startup expenses associated with the new facility in Curitiba, Brazil, as well as weak sales volumes in Europe.

PUMP BUSINESS

      Pump business sales in the fourth quarter of 2003 amounted to $23.7 million compared to $23.3 million in 2003. Full year sales amounted to $124.3 million in 2003 compared to $120.6 million the previous year. The increase in fourth quarter sales was primarily attributed to higher volumes in the plumbing sector, which were spurred by the inclement weather in the eastern United States offset by declines in the retail and industrial sectors. The slight improvement in the full year 2003 sales was due to the improvement noted in the fourth quarter in the plumbing sector, plus increased volumes in condensate products sold to the HVAC and plumbing markets and in industrial products sold through the aftermarket distribution channel, offset by lower volumes in the heavy industrial market.

      Operating income amounted to $2.4 million in the fourth quarters of 2003 and 2002. Operating income in the full year 2003 amounted to $14.1 million compared to $14.8 million in 2002. The slight decrease in operating income for the full year 2003 compared to 2002 is primarily attributable to increased labor and administrative costs and unfavorable sales mix.

RESTRUCTURING CHARGES, IMPAIRMENTS AND OTHER ITEMS

      Fourth quarter results include a charge for the impairment of goodwill associated with the Company's European compressor operations. The charge, which was determined as part of the Company's annual evaluation of goodwill as specified by Statement of Financial Accounting Standard No. 142, amounts to $29.5 million dollars before and after taxes ($1.60 per share). The impairment is primarily the result of the approximately 17% decline in the value of the U.S. dollar versus the Euro. The change in currency value increases the Company's net investment in the European subsidiary in dollar terms and reduces margins on dollar denominated sales.

      Fourth quarter 2003 results were also negatively affected by $1.0 million for restructuring charges related to the actions announced in the second quarter involving the Engine & Power Train business. These actions included the closure of the Company's Douglas, Georgia and Sheboygan Falls, Wisconsin production facilities and the relocation of certain production to the new Curitiba, Brazil facility and other existing U.S. locations. As a result of these actions, the Company has incurred both charges and gains, which have been recognized over the second, third and fourth quarters of 2003 in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," and SFAS No. 88 "Employer's Accounting for Settlements & Curtailments of Defined Benefit Pension Plans and Termination Benefits."

     As of December 31, 2003, the Company has recognized $32.0 million in charges and $5.8 million in gains with respect to these restructuring actions. Included in the charges are approximately $7.5 million in earned severance pay and future benefit costs relating to manpower reductions, $4.2 million in plant closing and exit costs incurred through December 31, 2003, and $20.3 million in asset impairment charges for idled equipment and facilities. The amount of severance pay and future benefit costs mentioned above includes $0.8 million in curtailment losses related to the pension plan at the Sheboygan

Falls, Wisconsin facility. The gains represent curtailment gains associated with other post-employment benefits. Under U.S. GAAP, such gains are not recognizable until the affected employees have been severed and, accordingly, were recorded in the third quarter of 2003. Under SFAS No. 146, certain costs are only recognized to the extent a liability has been actually incurred. Accordingly, $28.5 million, $2.5 million and $1.0 million of the charges were recognized in the second, third and fourth quarters, respectively.

      Full year 2003 results were also adversely affected by a $13.6 million ($8.7 million net of tax or $0.47 per share) charge, recognized in the first quarter, related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility. On March 25, 2003, with the cooperation of the Environmental Protection Agency, the Company entered into a liability transfer agreement with Pollution Risk Services, LLC ("PRS"), whereby PRS assumed substantially all of the Company's responsibilities, obligations and liabilities for remediation of the Sheboygan River and Harbor Superfund Site (the "Site"). While the Company believes the arrangements with PRS are sufficient to satisfy substantially all of the Company's environmental responsibilities with respect to the Site, these arrangements do not constitute a legal discharge or release of the Company's liabilities with respect to the Site. The cost of the liability transfer arrangement was $39.2 million. The charge consists of the difference between the cost of the arrangement and amounts previously accrued for the cleanup. The Company also maintains a reserve of $0.5 million to reflect its potential environmental liability arising from operations at the Site, including potential liabilities not assumed by PRS pursuant to the arrangement. Additional information is available in the Company's Form 8-K filed on April 9, 2003. Also, pursuant to the overall arrangement, the Company transferred the title of the property to PRS in October, 2003.

      Full year 2002 results were adversely affected by restructuring charges recognized in the first and fourth quarters of the year. A $4.5 million ($2.9 million net of tax or $0.16 per share) restructuring charge in the Compressor segment was recognized in the first quarter. The charge related to the decision to relocate the production of additional rotary compressor product lines to Brazil from the United States and consists of the write-down of certain equipment which was not used in other operations. A $5.8 million ($3.7 million net of tax or $0.20 per share) restructuring charge in the Engine & Power Train segment was recognized in the fourth quarter. The charge related to the movement of certain engine component manufacturing, the discontinuation of production activities at its Grafton, Wisconsin facility, and additional environmental costs.

DEBT REFINANCING

      On December 30, 2002, the Company acquired FASCO from Invensys Plc for cash of $396.6 million and the assumption of approximately $14.5 million in debt. The acquisition was financed, in part, with proceeds from new bank borrowings, including $250 million from a six-month bridge loan and $75 million from a new three-year $125 million revolving credit facility. On March 5, 2003, the Company completed a private placement of $300 million Senior Guaranteed Notes maturing 2008 through 2011. Proceeds from the private placement were used to repay the bridge loan and pay down borrowings under the revolving credit facility.

ACCOUNTING CHANGE

     The cumulative effect from an accounting change of $4.8 million ($3.1 million net of tax) recorded in the first quarter of 2002, resulted from the Company adopting SFAS No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized, but is subject to impairment testing on at least an annual basis. As required by SFAS No. 142, the Company tested for impairment at the date of adoption and found that the goodwill associated with the Engine & Power Train European operations had been impaired.

OUTLOOK

         The Company does not expect 2004 worldwide market conditions in its major segments to be much improved over 2003. Significant competition, worldwide over-capacity and deflationary pricing are expected to be a repetitive refrain. In addition, foreseeable weakness in the U.S. dollar will have a negative effect on comparable year-over-year earnings during the near term, and potentially could have unfavorable implications to market share in the long term. Despite the unfavorable markets, some business aspects could improve in the second half of 2004 as the effects of cost reduction and new product initiatives are realized.




RESULTS BY BUSINESS SEGMENTS (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                          Three Months Ended           Twelve Months Ended
    (Dollars in millions)                                                    December 31,                  December 31,
                                                                      ---------------------------   ---------------------------
                                                                          2003       2002 (a)           2003       2002 (a)
===============================================================================================================================
NET SALES:
    Compressor Products                                                   $177.3       $166.6           $797.9       $781.6
    Electrical Components                                                  105.1          2.2            420.9          8.0
    Engine & Power Train Products                                          118.0        111.6            475.1        432.3
    Pump Products                                                           23.7         23.3            124.3        120.6
    Other (b)                                                                0.2          0.5              0.8          1.3
===============================================================================================================================
         Total Net Sales                                                  $424.3       $304.2         $1,819.0     $1,343.8
===============================================================================================================================
OPERATING INCOME (LOSS):
    Compressor Products                                                     $5.6        $18.2            $61.5        $83.8
    Electrical Components                                                    5.4         (3.4)            16.9         (4.9)
    Engine & Power Train Products                                            1.8          1.4             (5.3)         1.4
    Pump Products                                                            2.4          2.4             14.1         14.8
    Other (b)                                                               (0.9)        (0.7)            (3.8)        (1.9)
    Corporate expenses                                                      (2.6)        (1.7)           (13.0)        (8.4)
    Restructuring charges and other items                                  (30.5)        (5.8)           (69.3)       (10.3)
-------------------------------------------------------------------------------------------------------------------------------
         Total Operating Income (Loss)                                     (18.8)        10.4              1.1         74.5
Interest expense                                                            (4.5)        (2.3)           (22.8)        (5.8)
Interest income and other, net                                               4.4          6.3             21.1         15.1
-------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE     ($18.9)       $14.4            ($0.6)       $83.8
===============================================================================================================================

(a)  Prior year amounts have been reclassified to conform to 2003 presentation.
(b)  "Other" consists of non-reportable business segments, primarily MDSI.



CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                             DECEMBER 31,      December 31,
(Dollars in millions)                                                                          2003 (c)            2002
===============================================================================================================================
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                                                                     $344.6           $333.1
    Accounts receivable, net                                                                       235.0            242.4
    Inventories                                                                                    298.2            304.0
    Deferred income taxes and other                                                                116.5             75.6
-------------------------------------------------------------------------------------------------------------------------------
         Total Current Assets                                                                      994.3            955.1
  PROPERTY, PLANT AND EQUIPMENT -- NET                                                             554.6            570.5
  GOODWILL AND OTHER INTANGIBLES                                                                   317.5            325.3
  OTHER ASSETS                                                                                     233.1            212.1
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                                                           $2,099.5         $2,063.0
===============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                                                                       $172.4           $172.6
    Short-term borrowings                                                                           88.9            112.6
    Accrued liabilities                                                                            166.2            166.2
-------------------------------------------------------------------------------------------------------------------------------
         Total Current Liabilities                                                                 427.5            451.4
  LONG-TERM DEBT                                                                                   328.3            298.2
  DEFERRED INCOME TAXES                                                                             36.5             33.6
  PENSION AND POSTRETIREMENT BENEFITS                                                              233.4            250.1
  PRODUCT WARRANTY AND SELF-INSURED RISKS                                                           24.4             21.3
  ACCRUAL FOR ENVIRONMENTAL MATTERS                                                                 44.6             29.5
-------------------------------------------------------------------------------------------------------------------------------
         Total Liabilities                                                                       1,094.7          1,084.1
  STOCKHOLDERS' EQUITY                                                                           1,004.8            978.9
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $2,099.5         $2,063.0
===============================================================================================================================


(C) Reflects purchase accounting adjustments for FASCO, including the completion of tangible and intangible asset valuations.



CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                          Three Months Ended           Twelve Months Ended
  (Dollars in millions)                                                      December 31,                  December 31,
                                                                      ---------------------------   ---------------------------
                                                                          2003         2002             2003         2002
===============================================================================================================================
TOTAL STOCKHOLDERS' EQUITY
  BEGINNING BALANCE                                                     $1,015.9       $960.6           $978.9       $977.7
Comprehensive Income:
  Net Income (Loss)                                                        (14.8)         9.3              0.1         51.0
  Other Comprehensive Income (Loss)                                          9.6         14.9             49.4        (26.2)
-------------------------------------------------------------------------------------------------------------------------------
Total Comprehensive Income (Loss)                                           (5.2)        24.2             49.5         24.8
Cash Dividends Declared                                                     (5.9)        (5.9)           (23.6)       (23.6)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY
  ENDING BALANCE                                                        $1,004.8      $ 978.9         $1,004.8      $ 978.9
===============================================================================================================================




CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Twelve Months Ended
(Dollars in millions)                                                                                 December 31,
                                                                                           ------------------------------------
                                                                                                 2003              2002
===============================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income before cumulative effect of accounting change                                              $0.1            $54.1
  Adjustments to reconcile net income before cumulative effect of accounting change to net cash provided by operating activities:
    Depreciation and amortization                                                                   99.3             65.1
    Non-cash restructuring charges                                                                  19.9             10.3
    Accounts receivable                                                                             25.7             18.4
    Inventories                                                                                     27.2            (13.8)
    Payables and accrued expenses                                                                  (45.0)            20.0
    Prepaid pension expense                                                                          5.6            (25.5)
    Deferred and recoverable taxes                                                                  (4.2)             8.1
    Net effect of environmental payment                                                            (25.6)           ---
    Other                                                                                          (21.2)            (5.2)
-------------------------------------------------------------------------------------------------------------------------------
           Cash Provided By Operating Activities                                                    81.8            131.5
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisition, net of cash acquired (d)                                                    10.7           (392.9)
  Capital expenditures                                                                             (78.6)           (73.9)
-------------------------------------------------------------------------------------------------------------------------------
           Cash Used in Investing Activities                                                       (67.9)          (466.8)
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                                   (23.7)           (23.7)
  Increase (Decrease) in borrowings, net                                                            (7.9)           377.5
-------------------------------------------------------------------------------------------------------------------------------
           Cash Provided By (Used In) Financing Activities                                         (31.6)           353.8
-------------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                             29.2             (3.0)
-------------------------------------------------------------------------------------------------------------------------------
INCREASE IN CASH AND CASH EQUIVALENTS                                                               11.5             15.5
CASH AND CASH EQUIVALENTS:
  Beginning of Period                                                                              333.1            317.6
-------------------------------------------------------------------------------------------------------------------------------
  End of Period                                                                                   $344.6           $333.1
===============================================================================================================================


(d)2003 amount relates to the FASCO acquisition and reflects cash received from the Seller for net purchase price adjustments net of acquisition related costs.

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

     Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations;
viii) availability and cost of materials; ix) actions of competitors; x) the ultimate cost of resolving environmental matters;
xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the full integration of the FASCO Motors business into the Company and the ultimate cost associated therewith; xiv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; and xv) potential political and economic adversities that could adversely affect anticipated sales and production in India. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Tecumseh Products Company will host a conference call to report on the fourth quarter and full year 2003 results on Thursday, January 29, 2004 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through Tecumseh Products Company's website at www.tecumseh.com.

     Press releases and other investor information can be accessed via Tecumseh Products Company's Internet web site at http://www.tecumseh.com.


     Contact:     Pat Walsh
                  Tecumseh Products Company
                  517-423-8455


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